Exhibit 99.3

MANAGEMENT DISCUSSION SECTION

Peter Weinberg, Vice President, Investor Relations

Thank you and good morning. Welcome to our preliminary Q3 2007 results conference call. Joining me on the call today are Chief Executive Officer Peter Corrao and Chief Financial and Operating Officer, Lowell Robinson.

I’d like to remind everyone that today’s comments include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

For a detailed review of our third quarter 2007 results, including a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we expect to issue when our results are finalized, and to our Form 10-Q for the third quarter 2007 to be filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of the conference call will be available for 90 days after the call.

I’d now like to turn the call over to our CEO, Peter Corrao. Peter?

Peter A. Corrao, Chief Executive Officer

Thank you Peter.

Good morning everyone and welcome to today’s conference call, we appreciate having you on the call with us.

Unquestionably, we are dissatisfied with our lower than anticipated preliminary third quarter 2007 revenue and EBITDA results. On today’s call we would like to provide more context around our preliminary results, to the extent we can, given that the results are not final and are subject to change following our Q3 2007 close.

As we announced, we expect Q3 2007 anticipated revenue of $36.7 to $37.1 million, compared to prior guidance of $38 to $39 million. The anticipated shortfall is attributable to MIVA Direct and our Media US businesses.

We anticipate Q3 2007 revenue for Media US below the second quarter 2007 result, even though RPC is expected to be up sequentially over the same period. The anticipated decrease of approximately $0.5 to $0.7 million in Media US revenue late in the third quarter 2007 is largely related to reduced spending from a specific set of advertisers that we believe were affected by their inability to monetize large blocks of remaining keyword traffic. We anticipate Q3 2007 Media EU revenue in line with our expectations.

For MIVA Direct, we believe lower than anticipated revenue is largely due to a decrease in the total number of active users to approximately 7 million, down from 8.3 million at the end of Q2 2007. To some extent this correlates with our initiative to focus ad spend on more profitable toolbar channels, however, we believe the decrease in active users was larger than we previously anticipated.

We anticipate MIVA Direct revenue will be approximately $12 to 12.4 million in Q3 2007, compared to $13.5 million in Q2 2007. The shortfall in MIVA Direct revenue, as it affects resulting EBITDA, was partially offset by reduced advertising spend to approximately $7 million in Q3 2007, compared to $9.1 million in Q2 2007.

In total, we anticipate the Media US and MIVA Direct revenue factors previously mentioned will have negative EBITDA impact of approximately $0.3 to $0.6 million.

We believe the remainder of the negative impact in EBITDA was due to higher than forecast costs largely related to the implementation and ongoing execution of the Company’s outsourcing plan. The higher than forecast estimated outsourcing expenses were partially offset by lower than anticipated compensation expense due to not meeting certain thresholds in the Company’s 2007 Bonus Plan and lower than expected headcount of approximately 230 at the end of Q3 2007. At the end of Q2 2007, we had 265 active employees. The result of this is an anticipated net negative EBITDA impact of approximately $0.7 to $0.9 million.

It should be noted that we continue to anticipate savings of more than $20 million over the initial 7 year term of the outsourcing contract.

The total impact to EBITDA from the revenue shortfall and higher than anticipated expenses yields an approximate break-even EBITDA.

While the previously mentioned factors contributed to lower than anticipated results, we anticipate several positive trends in Q3 2007 that I would like to cover briefly. Gross margins for Q3 2007 are expected to increase sequentially over the second quarter 2007. We believe the anticipated increase in gross margins reflects the positive impact from our Precision vertical ad network and a consequential increase in Media US revenue-per-click, as well as our initiative to eliminate unprofitable distribution partners in Media EU.

On the MIVA Direct side, the average revenue per live user in Q3 2007 (a metric for measuring monetization levels) is expected to increase sequentially over Q2 2007. Additionally, MIVA Direct’s operating margins are expected to improve sequentially over Q2 2007, primarily due to our initiative for focusing ad spend on more profitable toolbar channels.

Late in Q2 2007 we began concentrating ad spend on more profitable toolbar channels. We continued to pursue a more profitable toolbar base during Q3 2007, rather than focusing simply on increasing the number of active users.

Finally, cash and cash equivalents as of the end of Q3 2007 are expected to be approximately flat with the second quarter 2007 of $24.0 million.

In conclusion, on a positive note for Q3 2007, we anticipate improved gross margins, an increase in operating margins for MIVA Direct and progress on reducing headcount expense. Against our strategy for building consumer media, we are currently executing on initiatives designed to leverage our existing toolbar distribution, without incurring significant additional advertising expense. For example, we were pleased yesterday to announce a partnership with Netvibes, a leading start page provider that will enable us to offer what we believe are desirable personalized start pages to our toolbar consumers, which we believe will lead to additional monetization opportunities for us.

With that said, I will turn the call over to the operator for Q&A.

<<QUESTION AND ANSWER SECTION>>

Peter Weinberg, Vice President, Investor Relations

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances, and include (1) our anticipated revenue and EBITDA for Q3 2007, (2) our expected ability to expand our gross margin in Q3 2007, (3) our anticipated cash and cash equivalents position as of the end of Q3 2007, and (4) our ability to execute on our initiatives to eliminate unprofitable distribution partners in MIVA Media EU and to build our consumer media and MIVA Direct business. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2006 and its most recently filed quarterly report on Form 10-Q. In addition, past performance cannot be relied upon as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the risks associated with the fact that we are discussing preliminary financial results that are not final and may change during our financial close process;

•
the risks associated with the fact that we have material weaknesses in our internal control over financial reporting that may prevent us from being able to accurately report our financial results or prevent fraud;

•	the risk that we are dependent on our ability to establish and maintain relationships with advertisers and advertising agencies;

•	the risk that we have made significant investments in new initiatives that may not meet our expectations in terms of the viability, success or profitability of such initiatives;

•	the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers;

•	the risk that in early 2007, we replaced an advertisement feed provider that accounted for a significant portion of our revenue in 2006, which could result in reduced revenue;

•	the risk that our average revenue per click has been decreasing over the past few years, which could materially adversely affect our revenues and results of operations;

•	the risk that we rely on a patent license from Yahoo! for certain portions of our pay-per-click business;

That concludes our call today; thank you for listening.